Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Fourth Quarter

and Year Ended December 31, 2011

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 24, 2012): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $2.0 million, or $0.09 per diluted share, for the quarter ended December 31, 2011 compared to $4.3 million, or $0.20 per diluted share, for the quarter ended December 31, 2010. For the year ended December 31, 2011, net income was $12.0 million, or $0.55 per diluted share compared to $13.4 million, or $0.61 per diluted share, for the year ended December 31, 2010. The Company’s return on average assets was 0.40% for the quarter ended December 31, 2011 compared to 0.95% for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company’s return on average assets was 0.63% compared to 0.77% for the year ended December 31, 2010. The Company’s return on average equity was 3.58% for the quarter ended December 31, 2011 compared to 7.99% for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company’s return on average equity was 5.45% compared to 6.38% for the year ended December 31, 2010.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $2.0 million, or $0.09 per share, for the fourth quarter and $12.0 million, or $0.55 per share, for the full year of 2011. Our actions in 2011 to build market share and earnings potential have already yielded significant results. Expansion of our residential and commercial real estate lending capacity and our entry into commercial and industrial lending contributed to net loan growth of 14% for 2011. We also had net deposit growth of 10% for 2011, with the opening of two East Boston Savings Bank branches and two Mt. Washington branches during the year contributing 40% of that growth. In addition, it is gratifying to see the increase in our quarterly net interest margin from earlier quarters in the year. Looking forward, the scheduled opening in early February of our new East Boston Savings Bank branch in Cambridge will provide an additional opportunity for growth in market share in the coming year.”

Net interest income decreased $136,000, or 0.9%, to $14.8 million for the quarter ended December 31, 2011 from $15.0 million for the quarter ended December 31, 2010. The net interest rate spread and net interest margin were 3.06% and 3.23%, respectively, for the quarter ended December 31, 2011 compared to 3.34% and 3.52%, respectively, for the quarter ended December 31, 2010. For the year ended December 31, 2011, net interest income decreased $3.2 million, or 5.2%, to $57.8 million from $61.0 million for the year ended December 31, 2010. The net interest rate spread and net interest margin were 3.06% and 3.24%, respectively, for the year ended December 31, 2011 compared to 3.62% and 3.80%, respectively, for the year ended December 31, 2010. The decreases in net interest income were due primarily to declines in yields on loans and securities for the fourth quarter and year ended December 31, 2011 compared to the same periods in 2010.

The Company’s yield on loans declined 31 basis points to 5.38%, which was partially offset by an increase in the average balance of the loan portfolio of $45.5 million, or 3.8%, to $1.230 billion for the year ended December 31, 2011 compared to the year ended December 31, 2010. For the year ended December 31, 2011, the average balance of total deposits increased $174.8 million, or 12.8%, to $1.536 billion, which was partially offset by a decline in the cost of total deposits of 13 basis points to 1.15% compared to the year ended December 31, 2010. The Company’s yield on interest-earning assets declined 70 basis points to 4.41% for the year ended December 31, 2011 compared to 5.11% for the year ended December 31, 2010, while the cost of funds declined 14 basis points to 1.25% for the year ended December 31, 2011 compared to 1.39% for the year ended December 31, 2010.

The Company’s provision for loan losses was $1.3 million for the quarter ended December 31, 2011 compared to $936,000 for the quarter ended December 31, 2010. For the year ended December 31, 2011, the provision for loan losses was $3.7 million compared to $3.2 million for the year ended December 31, 2010. The increases in the provision for loan losses were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $13.1 million or 0.96% of total loans outstanding at December 31, 2011, compared to $10.2 million or 0.86% of total loans outstanding at December 31, 2010.

Non-performing loans increased to $53.7 million, or 3.96% of total loans outstanding at December 31, 2011, from $43.1 million, or 3.64% of total loans outstanding at December 31, 2010. Non-performing assets increased to $57.5 million, or 2.91% of total assets, at December 31, 2011, from $47.2 million, or 2.57% of total assets, at December 31, 2010. Non-performing assets at December 31, 2011 were comprised of $22.4 million of construction loans, $11.6 million of commercial real estate loans, $15.8 million of one-to four-family mortgage loans, $1.6 million of multi-family mortgage loans, $1.8 million of home equity loans, $508,000 of commercial business loans and foreclosed real estate of $3.9 million. Non-performing assets at December 31, 2011 included $19.7 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $17.4 million of non-performing loans and $2.3 million of foreclosed real estate.

Non-interest income decreased $729,000, or 19.8%, to $3.0 million for the quarter ended December 31, 2011 from $3.7 million for the quarter ended December 31, 2010, primarily due to decreases of $797,000 in gain on sales of securities, net, and $193,000 in equity income from the Company’s Hampshire First Bank affiliate, partially offset by an increase of $307,000 in customer service fees. For the year ended December 31, 2011, non-interest income increased $3.7 million, or 31.3%, to $15.4 million from $11.7 million for the year ended December 31, 2010, primarily due to increases of $2.7 million in gain on sales of securities, net, $314,000 in gain on sales of loans, net, and $618,000 in equity income from Hampshire First Bank. As announced in November 2011, Hampshire First Bank, which is approximately 40% owned by the Company, entered into an Agreement and Plan of Merger with NBT Bancorp, Inc. and NBT Bank, N.A. The merger is currently expected to be completed early in the second quarter of 2012.

Non-interest expense increased $2.5 million, or 22.9%, to $13.6 million for the quarter ended December 31, 2011 from $11.1 million for the quarter ended December 31, 2010, primarily due to increases of $1.5 million in salaries and employee benefits, $196,000 in occupancy and equipment expenses, $269,000 in marketing and advertising, $195,000 in professional services, and $322,000 in other general and administrative expenses. For the year ended December 31, 2011, non-interest expense increased $2.2 million, or 4.5%, to $51.0 million from $48.8 million for the year ended December 31, 2010, primarily due to increases of $3.8 million in salaries and employee benefits, $883,000 in occupancy and equipment expenses, $482,000 in marketing and advertising, $242,000 in professional services, and $322,000 in other general and administrative expenses, partially offset by decreases of $357,000 in deposit insurance, $160,000 in foreclosed real estate costs, $291,000 in recurring data processing costs and a $2.7 million charge during the year ended December 31, 2010 related to termination of the contract with Mt. Washington Co-operative Bank’s data processing services provider. The increases in salaries and employee benefits, occupancy and equipment and other general and administrative expenses were primarily associated with the new branches opened this year and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 77.40% for the quarter ended December 31, 2011 compared to 64.92% for the quarter ended December 31, 2010, excluding a reduction in the charge to terminate Mt. Washington Co-operative Bank’s data processing contract. For the year ended December 31, 2011, the efficiency ratio was 74.16% compared to 65.00% for the year ended December 31, 2010, excluding the charge to terminate Mt. Washington Co-operative Bank’s data processing contract.

Mr. Gavegnano noted, “The increases in our non-interest expenses and the efficiency ratio during 2011 are a direct result of our investment in additional lending capacity and new retail branches to expand sources of deposit funding. These investments are increasing our market share and significantly enhancing our franchise and stockholder value.”

The Company recorded a provision for income taxes of $946,000 for the quarter ended December 31, 2011, reflecting an effective tax rate of 32.5%, compared to $2.3 million, or 35.3%, for the quarter ended December 31, 2010. For the year ended December 31, 2011, the provision for income taxes was $6.6 million, reflecting an effective tax rate of 35.5%, compared to $7.4 million, or 35.6%, for the year ended December 31, 2010. The changes in the income tax provision were primarily due to the changes in pre-tax income.

Total assets increased $138.6 million, or 7.5%, to $1.974 billion at December 31, 2011 from $1.836 billion at December 31, 2010. Net loans increased $167.7 million, or 14.3%, to $1.341 billion at December 31, 2011 from $1.174 billion at December 31, 2010. Cash and cash equivalents increased $1.2 million, or 0.8%, to $156.7 million at December 31, 2011 from $155.5 million at December 31, 2010. Securities available for sale decreased $25.4 million, or 7.0%, to $335.2 million at December 31, 2011 from $360.6 million at December 31, 2010.

Total deposits increased $144.8 million, or 9.9%, to $1.604 billion at December 31, 2011 from $1.460 billion at December 31, 2010, reflecting net growth of $195.6 million in core deposits. The net deposit growth also reflects $57.4 million of new deposits in the four branches opened during 2011. Total borrowings decreased $17.2 million, or 11.6%, to $131.5 million at December 31, 2011 from $148.7 million at December 31, 2010, reflecting $21.8 million of reductions in Federal Home Loan Bank advances partially offset by a $4.5 million increase in short-term borrowings.

Mr. Gavegnano added, “Our focus on increasing core deposit relationships during 2011 resulted in growth in such non-term balances to $958.1 million, or 59.7% of total deposits at December 31, 2011.”

Total stockholders’ equity increased $4.3 million, or 2.0%, to $219.9 million at December 31, 2011, from $215.6 million at December 31, 2010. The increase for the year ended December 31, 2011 was due primarily to $12.0 million in net income, partially offset by a $5.2 million increase in treasury stock resulting from the Company’s repurchase of 392,663 shares and a $4.1 million decrease in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.14% at December 31, 2011, compared to 11.74% at December 31, 2010. Book value per share increased to $9.93 at December 31, 2011 from $9.59 at December 31, 2010. Tangible book value per share increased to $9.31 at December 31, 2011 from $8.98 at December 31, 2010. Market price per share increased $0.66, or 5.6%, to $12.45 at December 31, 2011 from $11.79 at December 31, 2010. At December 31, 2011, the Company and the Bank continued to exceed all regulatory capital requirements.

As of December 31, 2011, the Company had repurchased 109,062 shares of its stock at an average price of $12.53 per share, or 12.1% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011.

Mr. Gavegnano said, “Since late 2008, we have repurchased a total of 1,512,990 shares. We continue to consider additional stock repurchases, as well as various other opportunities to enhance stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 23 full service locations in the greater Boston metropolitan area including eight full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	September 30,
(Dollars in thousands)	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$156,622	$155,430
Federal funds sold	63	63

Total cash and cash equivalents	156,685	155,493

Certificates of deposit—affiliate bank	2,500	—
Securities available for sale, at fair value	335,230	360,602
Federal Home Loan Bank stock, at cost	12,538	12,538
Loans held for sale	4,192	13,013

Loans	1,354,354	1,183,717
Less allowance for loan losses	(13,053)	(10,155)

Loans, net	1,341,301	1,173,562

Bank-owned life insurance	35,050	33,829
Foreclosed real estate, net	3,853	4,080
Investment in affiliate bank	12,607	11,497
Premises and equipment, net	36,991	34,425
Accrued interest receivable	7,282	7,543
Prepaid deposit insurance	1,257	3,026
Deferred tax asset, net	7,856	5,441
Goodwill	13,687	13,687
Other assets	3,351	7,094

Total assets	$1,974,380	$1,835,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$145,274	$111,423
Interest-bearing Interest-bearing	1,459,214	1,348,306

Total deposits	1,604,488	1,459,729

Short-term borrowings—affiliate bank	6,471	1,949
Short-term borrowings—other	10,056	10,037
Long-term debt	114,923	136,697
Accrued expenses and other liabilities	18,498	11,807

Total liabilities	1,754,436	1,620,219

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,669	97,005
Retained earnings	134,533	122,563
Accumulated other comprehensive income	3,985	8,038
Treasury stock, at cost, 584,881 and 192,218 shares at December 31, 2011 and 2010, respectively	(7,317)	(2,121)
Unearned compensation—ESOP, 662,400 and 703,800 shares at December 31, 2011 and 2010, respectively	(6,624)	(7,038)
Unearned compensation—restricted shares, 265,710 and 326,905 at December 31, 2011 and 2010, respectively	(2,302)	(2,836)

Total stockholders’ equity	219,944	215,611

Total liabilities and stockholders’ equity	$1,974,380	$1,835,830

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$16,818	$16,929	$66,157	$67,459
Interest on debt securities	2,475	3,176	11,086	13,467
Dividends on equity securities	285	258	1,033	923
Interest on certificates of deposit	9	—	34	42
Interest on other interest-earning assets	116	84	422	168
Other interest and dividend income	35	—	80	—

Total interest and dividend income	19,738	20,447	78,812	82,059

Interest expense:
Interest on deposits	4,123	4,580	17,738	17,444
Interest on short-term borrowings	7	8	39	63
Interest on long-term debt	769	884	3,195	3,533

Total interest expense	4,899	5,472	20,972	21,040

Net interest income	14,839	14,975	57,840	61,019
Provision for loan losses	1,272	936	3,663	3,181

Net interest income, after provision for loan losses	13,567	14,039	54,177	57,838

Non-interest income (loss):
Customer service fees	1,671	1,364	5,867	5,823
Loan fees	147	100	584	636
Gain on sales of loans, net	647	738	2,125	1,811
Gain on sales of securities, net	208	1,005	4,464	1,790
Income from bank-owned life insurance	302	304	1,221	1,169
Equity income (loss) on investment in affiliate bank	(22)	171	1,110	492
Other income	—	—	17	—

Total non-interest income	2,953	3,682	15,388	11,721

Non-interest expenses:
Salaries and employee benefits	7,645	6,136	29,474	25,716
Occupancy and equipment	1,980	1,784	7,831	6,948
Data processing	720	918	2,909	3,200
Data processing contract termination cost	—	(386)	—	2,689
Marketing and advertising	818	549	2,450	1,968
Professional services	698	503	2,685	2,443
Foreclosed real estate	198	184	328	488
Deposit insurance	424	580	1,893	2,250
Other general and administrative	1,127	805	3,424	3,102

Total non-interest expenses	13,610	11,073	50,994	48,804

Income before income taxes	2,910	6,648	18,571	20,755
Provision for income taxes	946	2,347	6,601	7,381

Net income	$1,964	$4,301	$11,970	$13,374

Earnings per share:
Basic	$0.09	$0.20	$0.55	$0.61
Diluted	$0.09	$0.20	$0.55	$0.61

Weighted average shares:
Basic	21,668,365	21,998,757	21,805,143	22,072,047
Diluted	21,798,777	22,014,612	21,931,863	22,081,005

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended December 31,
	2011			2010
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost (5)	Average Balance	Interest	Yield/ Cost (5)
Assets:
Interest-earning assets:
Loans (1)	$1,294,214	$16,818	5.16%	$1,213,440	$16,929	5.54%
Securities and certificates of deposits	338,429	2,769	3.25	351,433	3,434	3.88
Other interest-earning assets (2)	190,700	151	0.31	121,357	84	0.27

Total interest-earning assets	1,823,343	19,738	4.29	1,686,230	20,447	4.81

Noninterest-earning assets	136,381			129,828

Total assets	$1,959,724			$1,816,058

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$143,624	177	0.49	$132,785	146	0.44
Money market deposits	422,352	892	0.84	317,915	830	1.04
Regular and other deposits	212,926	206	0.38	186,904	255	0.54
Certificates of deposit	663,628	2,848	1.70	682,829	3,349	1.95

Total interest-bearing deposits	1,442,530	4,123	1.13	1,320,433	4,580	1.38
Borrowings	132,876	776	2.32	153,349	892	2.31

Total interest-bearing liabilities	1,575,406	4,899	1.23	1,473,782	5,472	1.47

Noninterest-bearing demand deposits	145,770			117,436
Other noninterest-bearing liabilities	19,373			9,403

Total liabilities	1,740,549			1,600,621
Total stockholders’ equity	219,175			215,437

Total liabilities and stockholders’ equity	$1,959,724			$1,816,058

Net interest-earning assets	$247,937			$212,448

Net interest income		$14,839			$14,975

Interest rate spread (3)			3.06%			3.34%
Net interest margin (4)			3.23%			3.52%
Average interest-earning assets to average interest-bearing liabilities		115.74%			114.42%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,588,300	$4,123	1.03%	$1,437,869	$4,580	1.26%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,721,176	$4,899	1.13%	$1,591,218	$5,472	1.36%

(1)	Loans on non-accrual status are included in average balances.

(2)	Includes Federal Home Loan Bank stock and associated dividends in 2011.

(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	For the Years Ended December 31,
	2011			2010
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets:
Interest-earning assets:
Loans (1)	$1,230,294	$66,157	5.38%	$1,184,816	$67,459	5.69%
Securities and certificates of deposits	364,199	12,153	3.34	350,038	14,432	4.12
Other interest-earning assets (2)	190,634	502	0.26	72,136	168	0.23

Total interest-earning assets	1,785,127	78,812	4.41	1,606,990	82,059	5.11

Noninterest-earning assets	128,955			131,756

Total assets	$1,914,082			$1,738,746

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$134,557	613	0.46	$117,584	540	0.46
Money market deposits	376,546	3,515	0.93	308,756	3,447	1.12
Regular and other deposits	205,664	1,003	0.49	184,287	1,011	0.55
Certificates of deposit	692,638	12,607	1.82	644,181	12,446	1.93

Total interest-bearing deposits	1,409,405	17,738	1.26	1,254,808	17,444	1.39
Borrowings	143,346	3,234	2.26	154,123	3,596	2.33

Total interest-bearing liabilities	1,552,751	20,972	1.35	1,408,931	21,040	1.49

Noninterest-bearing demand deposits	126,737			106,549
Other noninterest-bearing liabilities	15,138			13,798

Total liabilities	1,694,626			1,529,278
Total stockholders’ equity	219,456			209,468

Total liabilities and stockholders’ equity	$1,914,082			$1,738,746

Net interest-earning assets	$232,376			$198,059

Net interest income		$57,840			$61,019

Interest rate spread (3)			3.06%			3.62%
Net interest margin (4)			3.24%			3.80%
Average interest-earning assets to average interest-bearing liabilities		114.97%			114.06%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,536,142	$17,738	1.15%	$1,361,357	$17,444	1.28%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,679,488	$20,972	1.25%	$1,515,480	$21,040	1.39%

(1)	Loans on non-accrual status are included in average balances.

(2)	Includes Federal Home Loan Bank stock and associated dividends in 2011.

(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	At or For the Three Months Ended		At or For the Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Key Performance Ratios
Return on average assets (1)	0.40%	0.95%	0.63%	0.77%
Return on average equity (1)	3.58	7.99	5.45	6.38
Stockholders’ equity to total assets	11.14	11.74	11.14	11.74
Interest rate spread (1) (2)	3.06	3.34	3.06	3.62
Net interest margin (1) (3)	3.23	3.52	3.24	3.80
Non-interest expense to average assets (1)	2.78	2.44	2.66	2.81
Efficiency ratio (4)	77.40	64.92	74.16	65.00

	September 30,	September 30,
	December 31,
	2011	2010

Asset Quality Ratios
Allowance for loan losses/total loans	0.96%	0.86%
Allowance for loan losses/non-performing loans	24.31	23.54
Non-performing loans/total loans	3.96	3.64
Non-performing loans/total assets	2.72	2.35
Non-performing assets/total assets	2.91	2.57

Share Related
Book value per share	$9.93	$9.59
Tangible book value per share	$9.31	$8.98
Market value per share	$12.45	$11.79
Shares outstanding	22,149,409	22,480,877

(1)	Annualized for the three month periods.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense excluding data processing contract termination costs divided by the sum of net interest income and non-interest income excluding gains or losses on the sale of securities.